840 Putnam Global Utilities Fund attachment
8/31/09 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		8,293
Class B		377
Class C		86

72DD2 (000s omitted)

Class M		46
Class R		27
Class Y		100

73A1

Class A		0.270000
Class B		0.208000
Class C		0.212000

73A2

Class M		0.231000
Class R		0.252000
Class Y		0.289000

74U1 (000s omitted)

Class A		27,996
Class B		1,280
Class C		369

74U2 (000s omitted)

Class M		182
Class R		110
Class Y		353

74V1

Class A		11.04
Class B		10.99
Class C		10.96

74V2

Class M		11.02
Class R		11.01
Class Y		11.04

The fund changed its fiscal year end from October 31 to August 31.

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.